Exhibit 99.1
FOR IMMEDIATE RELEASE

July 28, 2016

Press Contact:
Gary R. Shook
Middleburg Bank
703-777-6327

Middleburg Financial Corporation Announces Joseph L. Boling to Retire

Director John C. Lee IV to Succeed Mr. Boling as Chairman of the Board of Directors

MIDDLEBURG, Va., -- July 27, 2016 -- Middleburg Financial Corporation (the "Company") (Nasdaq: MBRG) today announced that Joseph L. Boling informed the Board of Directors of his decision to retire from his position as Chairman of the Board, effective immediately.  The Board has appointed John C. Lee IV, a Director since 2006, to succeed Mr. Boling as Chairman of the Board and has appointed Mr. Boling as Chairman Emeritus.

"On behalf of the entire Board and management team, I would like to thank Joe for his exceptional leadership and guidance, his tireless efforts to grow Middleburg Financial Corporation and his countless personal and professional contributions to the Company," said Mr. Lee.  "During Joe's tenure as Chairman, Middleburg Bank has grown from a community bank with a single location into a diversified financial services company that provides commercial banking, investment, trust, and mortgage services throughout Virginia.  I am honored to succeed Joe in the role of Chairman and look forward to continuing to utilize my experience and expertise as I work with the Board and management team to continue the legacy of community commitment, exceptional client service and enhanced shareholder value by driving profitability, improving efficiency and managing risk."

Mr. Lee, 59, founded Lee Technologies in 1983 and developed it into a total lifecycle solutions provider for business-critical data center infrastructure supporting some of the most demanding Fortune 1000 companies and government agencies in the world. Mr. Lee created a unique corporate culture within the company, incorporating a professional working atmosphere with a social and philanthropic commitment to community and a balance between work and family obligations. His powerful and creative leadership led to the success of Lee Technologies which was sold in 2011 to Schneider Electric. Mr. Lee serves on various corporate Boards including Canara (Columbia Capital), Primary Integration (Rotunda Capital), RedPeg Marketing and Aegis Mobile.  Mr. Lee also serves on various non-profit Boards including the Wolf Trap Foundation for the Performing Arts (Chairman 2012-2014), Virginia Tech Board of Visitors (2011-2015), Cal Ripken Sr. Foundation, Loyola University Maryland Board of Trustees, Northern Virginia Technology Council (Chairman 2005-2008) and The Economic Club of Washington, D.C. He holds a Bachelor of Arts in Economics from Randolph-Macon College in Ashland, Virginia, and resides with his wife in Middleburg, Virginia, and Washington, D.C.

Mr. Boling, 72, has served as a Director of Middleburg Financial Corporation since 1993 and as Chairman of the Board since 1997. From 1997 to 2010, Mr. Boling served as Chief Executive Officer of the Company and served as President and Chief Executive Officer from 1993 to 1997. Since Mr. Boling's appointment as a Director in 1993, the Company has experienced substantial growth and change. At the onset of his tenure, to prepare for the transition to future growth and profitability, the Company was reorganized and transitioned to a new state chartered holding company and member of the Federal Reserve system. With his leadership, total outstanding shares increased from 448,000 in 1993 to over 7,000,000 by the end of 2015. Total capital has grown from $16.2MM to $123.6MM during the same period. The single location in Middleburg in 1993 has grown to 12 locations serving communities throughout Virginia today.

In addition, Middleburg Financial Corporation implemented a number of value enhancing actions, including launching Middleburg Investment Group, purchasing Richmond, Virginia based Tredegar Trust Company, and launching the mortgage division. Perhaps the most notable accomplishments are the extreme commitment to community that Mr. Boling imbedded into the corporation, the Corporate growth from $120MM in assets to over $1.3B and, in 2005, hiring Gary R. Shook, who is now President and CEO of the Company.

Mr. Shook remarked, "Joe Boling has been a leader in Virginia banking over the majority of my career.  I consider myself privileged to have had the opportunity to serve directly with him these past eleven years and look forward to drawing upon his wise counsel as Chairman Emeritus for many more years to come."

"I feel deeply privileged to have served Middleburg Bank for the past 23 years as the Company has grown significantly and provided tremendous value and service to shareholders, clients and communities throughout Virginia, " said Mr. Boling. "With the Company on strong financial and operational footing and poised for continued value creation, I feel that now is the right time for me to retire.  Middleburg Financial Corporation is in excellent hands with a deeply experienced Board and talented management team, led by John Lee as Chairman and Gary Shook as CEO.  I know that the Company will continue to thrive and create shareholder value as it executes on its strategic growth initiatives, and I am committed to ensuring a smooth transition."

About Middleburg Financial Corporation

Middleburg Financial Corporation (MBRG) is a bank holding company headquartered in Middleburg, Virginia.  The Company conducts its primary operations through two wholly owned subsidiaries, Middleburg Bank and Middleburg Investment Group.  Middleburg Bank was chartered in 1924 and operates full service financial service centers in Middleburg, Leesburg, Purcellville, Ashburn, Reston, Gainesville, Williamsburg, Warrenton, Richmond and Marshall, Virginia.  Middleburg Investment Group is accessible at any financial service center and has offices in Alexandria, Middleburg, Richmond and Williamsburg.

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